Exhibit 99.1

MELISSA PHILLIPS JOINS TUESDAY MORNING AS

EXECUTIVE VICE PRESIDENT & GENERAL MERCHANDISE MANAGER

DALLAS, April 22, 2014 — Tuesday Morning Corporation (Nasdaq:TUES), a leading closeout retailer with 819 stores across the United States as of December 31, 2013, specializing in selling deeply discounted, upscale home furnishings, housewares, gifts and related items, today announced that Melissa Phillips has joined the Company as Executive Vice President and General Merchandise Manager, effective immediately.  In this capacity, Ms. Phillips will ensure that Tuesday Morning’s merchandising vision is executed through the refinement and execution of its merchandising strategy, further strengthen strategic vendor relationships, accelerate development of the buying teams and improve inventory management.  She will report directly to Chief Executive Officer Michael Rouleau.

Ms. Phillips brings 15 years of buying and retail experience to Tuesday Morning.  Since 2009, she has served as General Manager for The Home Decorators Collection (“HDC”) at The Home Depot, one of the nation’s largest direct sellers of home décor.  In this capacity, Ms. Phillips had responsibility for overall operations of the HDC business including merchandising, marketing, finance, planning, stores and website.  Ms. Phillips also led integration of the HDC business after its acquisition by Home Depot, including developing a business model for a new HDC retail format and opening the first new concept store.

Michael Rouleau, Tuesday Morning’s Chief Executive Officer, stated, “Much of Tuesday Morning’s turnaround is based on having a constantly changing assortment of great quality home and home-related merchandise at an outstanding value.  Melissa’s outstanding vendor relationships, strong buying experience and proven leadership capabilities are ideally suited to executing our merchandising strategies, and we are delighted to welcome her to the senior leadership team.”

Ms. Phillips added, “I have watched with much interest as Tuesday Morning, under Michael’s leadership, has set the foundation for a reinvigorated brand while instilling new operating disciplines.   I look forward to building on this effort through a top quality merchandising program that inspires and engages guests to re-discover the Tuesday Morning shopping experience.”

Prior to her experience at HDC, Ms. Phillips served as Senior Vice President for Smith & Hawken where she managed the merchandising and planning teams responsible for the store and website merchandising strategy.  In addition to these areas, she was also responsible for the management of the licensed brand that included the design, product mix and brand standards for the Smith & Hawken brand in 1500 Target stores.

Ms. Phillips began her career at Wal-Mart stores in 1998, and during a nearly 10-year tenure assumed positions of increasing responsibility.  This included Divisional Merchandise Manager for Outdoor Living, where she was responsible for a team of buyers managing a multi-billion dollar lawn and garden business.  Earlier at Wal-Mart, she also served as a senior buyer in home textiles.

ABOUT TUESDAY MORNING

Tuesday Morning Corporation (Nasdaq:TUES) is a leading closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts. The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise - never seconds or irregulars - at prices well below those of department and specialty stores, catalogues and online retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 819 stores in 41 states, as of December 31, 2013.  More information and a list of store locations may be found on our website at www.TuesdayMorning.com.

Contact

Jennifer Sanders

Perry Street Communications

jsanders@perryst.com

214-965-9955

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